DISCLAIMERS This presentation has been prepared by Sotherly Hotels Inc. (the “Company” or “Sotherly”) solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in this presentation and other information provided by or on behalf of the Company. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information. On August 15, 2016, the Company filed a preliminary prospectus supplement to its prospectus dated October 10, 2014, which is included in its Registration Statement on Form S-3 (file no. 333-199256), with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement (together with the registration statement, the “prospectus”) and the documents incorporated by reference therein that the Company has filed with the SEC for more complete information about the Company, its Operating Partnership, Sotherly Hotels LP (the “Operating Partnership”), and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus supplement and the accompanying prospectus if you request it by contacting: Sandler O’Neill & Partners, L.P. at toll-free 1-866-805-4128 or by emailing syndicate@sandleroneill.com. References in this presentation to “Sotherly,” “we,” “us” and “our” means the Company and its subsidiaries and predecessors, including the Operating Partnership, unless the context otherwise requires or where otherwise indicated.

FORWARD-LOOKING STATEMENTS We make “forward-looking statements” in this investor presentation within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward-looking. The factors listed under “Risk Factors” included or incorporated by reference in the preliminary prospectus supplement relating to the offering, as well as any cautionary language included therein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to: National and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services; Risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs; The magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which we operate; The availability and terms of financing and capital and the general volatility of the securities markets; Risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; Management and performance of our hotels; Risks associated with maintaining our system of internal controls; Risks associated with redevelopment and repositioning projects, including delays and cost overruns; Supply and demand for hotel rooms in our current and proposed market areas; Risks associated with our ability to maintain our franchise agreements with our third party franchisors; Risks associated with our ability to maintain adequate insurance coverage; and Other factors, including those discussed in “Risk Factors” included or incorporated by reference in the preliminary prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this investor presentation. All forward-looking statements speak only as of the date of this investor presentation. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this investor presentation. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this investor presentation, except as required by law. In addition, our past results are not necessarily indicative of our future results. You should carefully consider these risks before you make an investment decision with respect to our Series B Preferred Stock (as defined in the prospectus). For more information regarding risks that may cause our actual results to differ materially from any forward-looking statement, see our prospectus under the heading “Risk Factors.” A reconciliation of funds from operations, or FFO, adjusted funds from operations, or AFFO, and Hotel EBITDA, each a non-GAAP financial measure, is located in this presentation.

OFFERING OVERVIEW Issuer: Sotherly Hotels Inc. (“Sotherly”) Security: Series B Cumulative Redeemable Perpetual Preferred Shares Liquidation Preference: $25.00 Over-allotment: 15% Listing: NASDAQ Ticker: SOHOB Use of Proceeds: Redemption of Operating Partnership’s 8.0% Senior Unsecured Notes due 2018 and General Corporate Purposes Book-Runners: Sandler O’Neill + Partners / Janney Montgomery Scott (passive) Co-Managers: Boenning & Scattergood / Hilliard Lyons Timing: Week of August 15, 2016

INVESTMENT HIGHLIGHTS Senior management team with an average of 20 years experience in the lodging industry Stable portfolio of high-quality, well-located properties History of delivery of stockholder value Prudent and flexible capital structure Strategic focus on select markets in the Southern U.S. Solid leverage levels and coverage ratios Long-standing relationships with sellers to source acquisition opportunities

COMPANY OVERVIEW Predecessor founded in 1957 as Maryland Hospitality, Sotherly was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotels located in the southern United States Current portfolio consists of 12 full-service, primarily upscale and upper-upscale hotels located in eight states with an aggregate of 3,011 rooms franchised under Hilton, Starwood, IHG and Preferred brands Portfolio is concentrated in markets that Sotherly believes to possess multiple demand generators and have significant barriers to entry for new product delivery Successful history of institutional partnerships, including major private equity firms, private global investors, as well as recent participation in significant public capital markets offerings Executing on plans to reposition certain assets to independent hotels affiliated with Preferred Hotels and Resorts Website: www.sotherlyhotels.com

MANAGEMENT TEAM TONY DOMALSKI Chief Financial Officer CFO & Vice President – Sotherly Hotels Inc. CFO of SwissFone, Inc. (2001-2005) Spent several years in public accounting firm 30 years as a Certified Public Accountant Bachelor of Science in Finance and Accounting from the University of Maryland ANDREW SIMS Chairman & CEO DAVE FOLSOM President & COO President, COO & Director – Sotherly Hotels Inc. Vice President of Paragon Real Estate (2005) Investment Banker, BB&T Capital Markets (2001-2005); lead underwriter on Sotherly’s IPO in 2004 Commissioned officer in the U.S. Marine Corps Bachelor of Science from U.S. Naval Academy M.B.A. – Georgetown University Chairman & CEO – Sotherly Hotels Inc. Served as Chairman & CEO since IPO in 2004 President of MHI Hotel Services from 1995-2004 VP of Finance and Development for MHI Hotel Services from 1988-1995 Father, Edgar Sims Jr., founded the predecessor company as Maryland Hospitality in 1957 Bachelor of Science in Commerce from Washington & Lee University

INDEPENDENT BOARD OF DIRECTORS GEN. ANTHONY ZINNI Former Commanding General, First Marine Expeditionary Force with the U.S. Marine Corps from 1994-1996; 39-year career Commander in Chief, U.S. Central Command from 1997 – 2000 Former Chairman, BAE Systems Consultant in areas of defense, military, national security and foreign policy HERSCHEL J. WALKER Founder & CEO of H. Walker Enterprises, a manufacturer and distributor of meat products Owner of Herschel’s Chicken and Ribs Kitchen Former NFL player/college standout - Heisman Trophy winner in 1982 Competed on 1992 Winter Olympic bobsled team DAVID J. BEATTY Founder of Guest Quarters Former head of marketing operations for George Kaufman real estate development group Founder of Essex Commercial Mortgage in 1987 Bachelor in Economics from Georgetown University and Master’s Degree in Finance and Marketing from the University of Virginia EDWARD S. STEIN Chairman of the Nominating, Corporate Governance and Comp. Committee Founding Partner of Weinberg & Stein Harvard College (A.B. 1968) and the University of Virginia School of Law (J.D. 1974)

Supply growth still below long-run average of 2.0% Lending standards have remained conservative this cycle New construction lending has become scarce since beginning of 2016 Expected to result in new supply growth remaining in check and not approaching prior peaks of 4-5% LODGING MARKET OPPORTUNITY Source: STR ROOM SUPPLY & DEMAND TRENDS xyz Lodging Industry: Room Supply Yr/Yr Growth Rates (Through June 2016) Lodging Supply and Demand Yr/Yr Growth Rates (Through June 2016)

LODGING MARKET OPPORTUNITY (cont.) Source: STR OCCUPANCY & ADR TRENDS xyz Profitable Lodging Environment Occupancy and ADR at attractive levels Supply growth being limited by financing availability Strong demand Lodging Industry: Seasonally Adjusted Occupancy (January 1989-June 2016) Lodging Industry: Real Seasonally Adjusted ADR (January 1989-June 2016)

PORTFOLIO OVERVIEW Property Breakdown Key Operating Metrics (TTM June 2016) Breakdown of Portfolio Mix*(1) Breakdown of Portfolio Brands* (1) The Georgian Terrace and The Whitehall included in Upper Upscale segment based on ADR. *Calculated as % of total rooms

PORTFOLIO HIGHLIGHTS The Georgian Terrace Atlanta, GA Hilton Savannah DeSoto Savannah, GA The Whitehall Houston, TX Crowne Plaza Hollywood Beach Resort Hollywood, FL

8 4 11 7 3 3 Sheraton Louisville Riverside 10 5 Crowne Plaza Hollywood Beach (Miami, FL MSA) PORTFOLIO OVERVIEW Crowne Plaza Tampa Westshore 11 DoubleTree by Hilton Philadelphia Airport 4 Hilton Wilmington Riverside 8 3 2 The Georgian Terrace 9 Hilton Savannah DeSoto 7 DoubleTree by Hilton Raleigh Brownstone DoubleTree by Hilton Laurel (Washington, DC MSA) 5 10 DoubleTree by Hilton Jacksonville Riverfront The Whitehall 1 12 1 2 9 12 6 6 Crowne Plaza Hampton Marina (Norfolk, VA MSA)

BUSINESS MODEL SUMMARY Focused Investment Criteria Sotherly’s business model includes strategic growth through hotel acquisitions, specifically focused on the following: Geographic Growth Markets Proximity to Demand Generators Seek to acquire properties located in central business district markets near multiple demand generators for both leisure and business travelers – the “A” location in each market Full-Service Hotels Acquire properties in prime locations with significant barriers to entry Focus on full-service hotels in the primarily upscale to upper-upscale category Significant Barriers to Entry Management believes that full-service hotels in the upscale and upper-upscale segments will outperform the broader U.S. hotel industry These generators include large universities , airports, convention centers, corporate headquarters, sports and entertainment venues and office space Management believes geographic exclusivity enhances and preserves hotel value Management believes its target markets have been characterized by population growth, economic expansion, growth in new businesses and growth in the resort, recreation and leisure segments Focus on the top 25 markets of the Southern U.S.

BUSINESS MODEL SUMMARY Southern U.S. Demographic Current Markets Target Markets We believe the Southern U.S. is experiencing the largest increase in population of any region We believe our target markets will benefit from this expected increase Anticipated to continue our growth within these markets Positive net migration brings many benefits to the local economy Large skilled workforce Diversification of skill sets Institutional and government spending Focus on markets with strong employment drivers that demonstrate the following characteristics: Recent corporate relocation Newly built production plants/facilities Established Fortune 500 companies Non-service-dependent markets Growing demand for lodging

STRATEGIC INITIATIVES DOUBLETREE BY HILTON RALEIGH BROWNSTONE HILTON SAVANNAH DESOTO Focused Asset Management Capital Recycling Grow Portfolio Through Acquisitions Balance Sheet Management Dividend Growth Steady growth consistent with portfolio performance and balance sheet improvement Attempt to source off-market deals when possible Target markets include: Charleston (S.C.), New Orleans, Nashville, Charlotte, Washington, D.C., among others Completed financing activity: Savannah, Tampa and Houston Lock in favorable interest rates Access the capital markets in prudent fashion when conditions permit Proceeds provide potential liquidity for additional acquisitions via tax-free exchange Dispose of non-core assets if and when market conditions permit Recent upbrandings of Jacksonville, Laurel, Atlanta and Houston; planned upbrandings of Savannah and Hollywood Prudent capital allocation for improvements Enhanced guest experience ADR growth and margin expansion Upcoming debt maturities: Louisville, Wilmington

VALUE CREATION HOLIDAY INN LAUREL WEST Executed repositioning plans in Houston and Atlanta Strategic initiative to enhance each hotel brand to capture significant RevPAR premiums CROWNE PLAZA JACKSONVILLE RIVERFRONT THE GEORGIAN TERRACE CROWNE PLAZA HOUSTON DOWNTOWN

CASE STUDY Georgian Terrace, Atlanta STRATEGIC RATIONALE AND CURRENT RESULTS Iconic 100-year old landmark hotel designated by the National Trust for Historic Preservation Adjacent to Emory University and the historic Fox Theatre Acquired underperforming asset with substantial upside in ADR and F&B outlet performance Completed $6.89 million renovation in 2015-2016 including guestrooms and public areas, furthering ADR growth Initial 24 months of ownership substantially improved year-over-year results: RevPAR up 14.8% Hotel EBITDA up 36% Hotel EBITDA Margins expanded 500 bps DATE ACQUIRED: March 27, 2014 PURCHASE PRICE: $61 million KEYS: 326 PRICE PER KEY: $187,117

STRENGTHENED PORTFOLIO VALUE Sotherly’s portfolio value has strengthened over the last several years Current leverage of 57.5% total debt to adjusted total asset value Sotherly believes Adjusted Total Asset Value, as defined in the Bond Indenture pursuant to the Notes, is an approximation of the market value of the Company’s assets Source: Filings of Sotherly Hotels, Inc.; financials as of June 30, 2016 Per Bond Indenture pursuant to the Notes.

ILLUSTRATIVE USE OF PROCEEDS* Sotherly intends to use the proceeds for the following: Repayment of existing Operating Partnership’s 8.0% Senior Unsecured Notes due 2018 in full or in part General corporate purposes (to the extent there are any remaining net proceeds) * The table above assumes gross proceeds of $35,000,000 and is for illustrative purposes only.

BALANCE SHEET IMPROVEMENTS Debt Maturity Schedule (as of 6/30/16) No 2016 maturities – currently negotiating refinancings of all 2017 maturities 71% of debt maturing 2019 or later Pro forma weighted average interest rate lowered to 5.08%; 80% of debt carries fixed rate

ANNUAL OPERATING PERFORMANCE Source: Filings of Sotherly Hotels Inc. *2016 Guidance represents the midpoint of guidance range presented in most recent Earnings Release ($ in Thousands) ($ in Thousands) Total Revenue Hotel EBITDA Hotel EBITDA Margin AFFO

NON-GAAP RECONCILIATION Source: Filings of Sotherly Hotels Inc.

FINANCIAL STATEMENTS Source: Filings of Sotherly Hotels Inc. (1) As of the period end.

INVESTMENT HIGHLIGHTS Longtime Relationships With Industry Leaders Diversified Investment Thesis and Proven Track Record Experienced Management Team Stable Portfolio of High-Quality, Well-Located Properties Strategic Focus on Select Southern Markets Prudent and Flexible Capital Structure